UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 OR 15(d) of the

                       Securities and Exchange Act of 1934

        Date of Report (Date of earliest reported event): March 24, 2004

                                 Powerlinx, Inc.
                    (formerly Seaview Video Technology, Inc.)

               (Exact name of registrant as specified in charter)



   Nevada                              0-23081                50-0006815
(State or other                       (Commission           (IRS Employer
 jurisdiction of incorporation)        File Number)          Identification No.)



  200 Madonna Blvd, Tierra Verde, Florida                     33715
   (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (727) 866-7440

ITEM 5. OTHER EVENTS.

Terms of Our Series A Convertible Preferred Financing

On March 19, 2004, we concluded our series A convertible preferred financing in which we issued 228,190 units consisting of (i) 1,825,520 shares of series A convertible preferred stock; (ii) Class B warrants to purchase 684,570 shares of common stock; and (iii) 456,380 shares of restricted common stock. We received an aggregate total of $1,825,520, which includes an aggregate of $260,520 in debt that was cancelled.

The Series A Convertible Preferred

The stated value of the Series A is $1.00 per share. 6% per annum dividends on the Series A is payable quarterly commencing December 31, 2003. The Series A is convertible at the option of the holder into such number of shares of common stock as is calculated by the conversion rate. The holder may convert the Preferred stock at a fixed price of $0.25 for the first one hundred (100) days immediately following the filing date of the registration. On the one hundred and first day (101) and thereafter the Preferred stock shall be convertible at the option of the holder into such number of shares of common stock of the Company ("Common Stock") as is calculated by the Conversion Rate (as hereinafter defined). The conversion rate shall be that number of shares of common stock equal to 100% of the stated value divided by the average market price of the shares of common stock for the five trading days which is defined as the Conversion Date (as hereinafter defined), the two trading days immediately prior to the Conversion Date (as hereinafter defined) and the two trading days immediately after the Conversion Date. Upon tender of notice of conversion by any holder, we shall have the option to pay the holder an equivalent dollar amount of cash in lieu of conversion into common stock. In addition, the conversion basis will increase to 120% for all Series A held by a holder for a minimum of twelve (12) months and shall increase by 1% per month from the end of the twelve (12) months until the conversion basis equals a maximum of 130% of par value. In no event shall the Preferred Stock convert to Common Stock at a price less than $0.25 per share, regardless of the current Market Price. The Series A may be redeemed by us in cash by paying the holder $1.30 per share at anytime, however we may not redeem Series A for which we received a conversion notice. The Series A has no voting rights and ranks senior to any class or series of capital stock (unless where such class or series of capital stock specifically, by its terms, ranks senior to or Pari Passu with the Series A). Upon the dissolution, liquidation or winding-up, whether voluntary or involuntary, the holder of the Series A shall be entitled to receive before any payment or distribution, out of the assets available for distribution to stockholders, the stated value per share of Series A then outstanding and all accrued and unpaid dividends to and including the date of payment thereof.

The Class B Warrants

The class B warrants are exercisable at $0.50 per share until May 15, 2006.

Other Terms

The Series A holders have registration rights for the common stock underlying the Series A and Class B Warrants. The Company is required to register the underlying common stock within 30 days of March 19, 2004. This prospectus covers the resale of this common stock

This summary of the terms is general in nature and is qualified by reference to the actual agreements attached as exhibits to this filing. Stockholders desiring a more complete understanding of these securities are urged to refer to such exhibits.

The foregoing is not intended to be a full and complete description of the transaction. Terms of the transaction are more fully described in the copies of the transaction documents attached as exhibits to this Form 8-K.

         The Company issued a press release on March 23, 2004 announcing the transaction described above which is also attached hereto as Exhibit 99.1.

ITEM 7.     Financial Statements and Exhibits.


(c) Exhibits. The following documents are filed as exhibits to this report:


Exhibit
Number        Description

4.1          Subscription Agreement

4.2          Registration Rights Agreement

4.3          Class B Stock Purchase Warrant

99.1                Press Release

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  POWERLINX, INC.
Date: March 29, 2004              /s/   George S. Bernardich, III
                                  -------------------------------
                                  George S. Bernardich, III,

                                  Chief Executive Officer
                                  /s/    Douglas Bauer
                                  -------------------------------
                                  Douglas Bauer,

                                  Chief Financial Officer, Secretary & Treasurer